UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 23, 2018

INVESTMENT TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32722	95-2848406
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

One Liberty Plaza, 165 Broadway
New York, New York	10006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 588-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, James P. Selway III, Head of Market Structure, left the Company on March 9, 2018 (the “Separation Date”).

In connection with Mr. Selway’s departure, the Company and Mr. Selway entered into a separation agreement (the “Separation Agreement”), dated as of March 23, 2018. In consideration for Mr. Selway’s execution and non-revocation of the Separation Agreement and agreement to comply with the terms of the Separation Agreement, all outstanding restricted stock unit awards granted to Mr. Selway under the Company’s 2007 Omnibus Equity Compensation Plan (the “Equity Plan”) and Variable Compensation Stock Unit Award Program Subplan (the “Equity Subplan”) that were not already vested as of the Separation Date (the “Selway Equity Awards”) will continue to vest as if Mr. Selway continued in employment with the Company through each applicable vesting date, assuming performance thresholds are met in the case of any performance-based restricted stock unit awards.  Such awards will vest in accordance with the terms of the Equity Plan and Equity Subplan, as applicable, provided that he continues to comply with the terms of the Separation Agreement. The Separation Agreement also provides that the Company may recoup any Selway Equity Awards that vest after the date of the Separation Agreement or which remain unvested if it is determined within three years of the date of the Separation Agreement that Mr. Selway materially breached the Company’s Code of Business Conduct and Ethics during his employment.  If Mr. Selway timely elects COBRA continuation coverage, Mr. Selway will continue to be covered under the Company’s group health plan at the Company’s sole expense until the earlier of the expiration of the 6-month period following the Separation Date and the date on which Mr. Selway becomes eligible for healthcare coverage through subsequent employment.

The Separation Agreement also provides that, unless approved in advance in writing by the Company’s Chief Executive Officer, Mr. Selway cannot engage or participate in any business, endeavor or entity that is engaged in brokerage operations or that competes with any of the businesses of the Company or its affiliates for the 6-month period following the Separation Date (the “Non-Competition Period”). In consideration of Mr. Selway’s agreement not to compete against the Company during the Non-Competition Period, he will receive a lump sum payment of $200,000 within 30 calendar days after the expiration of the non-revocation period set forth in the Separation Agreement.

In addition, Mr. Selway will not (i) solicit or hire any employee, contractor or consultant of the Company during the period of time between the Separation Date and the greater of (A) twelve months after the Separation Date or (B) the date on which all of the Selway Equity Awards are issued or (ii) through the use of Company trade secrets and confidential information solicit (X) any former or existing clients of the Company for which Mr. Selway provided services or for which he had significant responsibility during the two years prior to the Separation Date, (Y) any person or entity that becomes a client of the Company during the nine month period following the Separation Date and for which Mr. Selway participated in a proposal to provide services during the two years prior to the Separation Date or (Z) any prospective client with whom Mr. Selway had substantive contact during his employment with the Company concerning the provision of the Company’s products or services.

Additionally, under the Separation Agreement, Mr. Selway has agreed to release any claims he may have against the Company, except for those that may relate to the administration of any applicable benefit plan or those that cannot be lawfully waived.  The Separation Agreement also contains covenants imposing on Mr. Selway certain obligations with respect to confidentiality, proprietary information and cooperation, as well as mutual non-disparagement obligations.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTMENT TECHNOLOGY GROUP, INC.

	By:	/s/ Angelique F.M. DeSanto
		Name:	Angelique F.M. DeSanto
		Title:	Managing Director, General Counsel and Secretary and Duly Authorized Signatory of Registrant

Dated: March 29, 2018